Effective as from September 18th, 2008

by and
between

TEMASEK INVESTMENTS INC.

as Optionor

and

AMAZON GOLDSANDS LTD.

as Optionee

_________________________________

MINERAL RIGHT OPTION AGREEMENT

__________________________________

MINERAL RIGHT OPTION AGREEMENT

THIS MINERAL RIGHT OPTION AGREEMENT (hereinafter the “Agreement”) made effective as of the 18th day of September, 2008 (hereinafter the “Effective Date”) is executed by and between:

TEMASEK INVESTMENTS INC., a company duly incorporated and organized under the laws of Panama with address for delivery and notice located at Suite 1-A, #5, Calle Eusebio A. Morales, El Cangrejo, Panama City, Panama (hereinafter the "Optionor" or “TEMASEK”) of the first part; and

AMAZON GOLDSANDS LTD., a company organized under the laws of Nevada, United States of America, with address for delivery and notice located at 200 South Virginia Street, 8th floor, Reno, Nevada, United States of America (hereinafter the “Optionee” or “AMAZON”), of the second part.

Optionor and Optionee collectively referred to as the Parties, and individually and indistinctively referred to as the Party.

WHEREAS

(i)           Both Parties are mining exploration and development companies with experience in the identification and development of mining projects, particularly in the region of South America.

(ii)           AMAZON is interested in acquiring the ownership and title of certain claim applications, claims, and assorted mining rights, including all obligations arisen therefrom, with respect to certain areas located in Peru as detailed in Annex I hereto (hereinafter the “Mineral Rights”) that are of the property and title of Río Santiago Minerales S.A.C., a company duly incorporated and organized under the laws of Peru (hereinafter “RIO SANTIAGO”).

(iii)           TEMASEK is the indirect beneficial owner of 100% interest in the Mineral Rights through the direct and indirect control of different wholly owned subsidiaries, as detailed below.

(iii)           The ownership of TEMASEK in the Mineral Rights is evidenced through (a) the direct ownership of 1 share of the shareholding of RIO SANTIAGO, and (b) the direct ownership of 100% of the outstanding shareholding in Beardmore Holdings Inc., a company duly incorporated and organized under the laws of Panama, with address for delivery and notice located at Suite 1-A, #5, Calle Eusebio A. Morales, El Cangrejo, Panama City, Panama (hereinafter “BEARDMORE”), being BEARDMORE the registered owner of 999 shares in RIO SANTIAGO. BEARDMORE and TEMASEK are the registered owners of 100% of the outstanding shareholding in RIO SANTIAGO represented in 1,000 shares.

(iv)           The Optionor has agreed to grant four exclusive options (hereinafter, collectively referred to as the “Options”, and each individually and indistinctively referred to as the “Option”) to the Optionee, and the Optionee has agreed to receive the Options, each such Options entitling the Optionor to acquire a twenty-five percent (25%) undivided interest in and to the Mineral Rights in the manner hereto below described, for an aggregate interest of a one hundred percent (100%) undivided interest if all four Options are exercised, as detailed herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements hereinafter set forth the parties agree that:

REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1           The Optionor represents, warrants and covenants (representation, warrants and covenants that are extensive, when applicable, to the situation of its subsidiaries BEARDMORE and RIO SANTIAGO) to and with the Optionee that:

a) it has been duly incorporated and validly exists as a corporation in good standing under its laws of origin;

b) it is qualified to do business in those jurisdictions where it is necessary to fulfil its obligations under this Agreement, and it has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

c) it has the requisite power, authority and capacity to fulfil its obligations under this Agreement;

d) the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action on its part;

e) prior to the Effective Date, it has obtained all authorizations, approvals, including regulatory approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement;

f) there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

g) it is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which is subject or which apply to it;

h) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Optionor is subject;

i) it is now, and will also be thereafter at the time of legal transfer of interests in the Mineral Rights when any of the Options are exercised, the registered and beneficial owner of the Mineral Rights free and clear of all liens, charges and claims of others and no taxes, royalties or lease payments or like amounts are due in respect of any of the mineral claims that comprised the Mineral Rights;

j) there is no adverse claim or challenge against or to the ownership of or title to the interest it has on BEARDMORE and RIO SANTIAGO and on the Mineral Rights, nor to its knowledge is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase any shares in BEARDMORE and RIO SANTIAGO and on the Mineral Rights or any portion thereof, and no person other than the Optionor pursuant to the provisions hereof, has any interest whatsoever in BEARDMORE and RIO SANTIAGO and in the production from any of the mineral claims comprising the Mineral Rights;

k) the Mineral Rights have been duly and validly located and recorded in a good and minerlike manner pursuant to applicable mining laws in Peru;

l) all permits and licenses covering the Mineral Rights as they currently stand have been duly and validly issued pursuant to applicable mining laws in Peru and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws in Peru and the performance of all other actions necessary in that regard; and

m) it requires no third party consent of any kind to enter into this Agreement and grant the Options contemplated hereby.

1.2           The Optionee represents, warrants and covenants to and with the Optionor that:

a) it has been duly incorporated and validly exists as a corporation in good standing under its laws of origin;

b) neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee’s constating documents or any agreement to which it is bound;

c) the execution, delivery and performance by the Optionee of this Agreement and any other agreement or instrument to be executed and delivered by it hereunder and the consummation by it of all the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of the Optionee; and

d) excepting only as otherwise disclosed herein, the Optionee is not subject to, or a party to, any charter or by-law restriction, any law, any claim, any encumbrance or any other restriction of any kind or character which would prevent the execution of its obligations as hereof or the consummation of the transaction contemplated by this Agreement or any other agreement or instrument to be executed and delivered by the Optionee hereunder.

The representations and warranties contained hereof are provided for the exclusive benefit of the other Party and a breach of any one or more thereof may be waived by the non-breaching Party in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

GRANT AND EXERCISE OF OPTIONS

2.1           The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire a one hundred percent (100%) undivided interest in the Mineral Rights, such 100% interest to be free and clear of all liens, charges, encumbrances, security interests and adverse claims.

2.2           The Parties agreed that the Optionee may exercise the Options in four separate twenty-five percent (25%) increments, as described below, each such increment being its own Option.

(a)           25% Option

The Optionee may exercise the initial twenty-five percent (25%) option to acquire a 25% interest in the Mineral Rights in accordance with the terms set out below (hereinafter, the “25% Option”).

In order to exercise the 25% Option the Optionee shall:

(i) pay, on signing of this Agreement, a non-refundable amount of $ 250,000 (United States Dollars Two Hundred and Fifty Thousand) to the order and the direction of the Optionor; and

(ii) issue, within 5 business days as from the Effective Date, 2,500,000 Optionee Shares to the order and the direction of the Optionor, or whoever persons the Optionor indicates; and

(iii) pay, within 90 days as from the Effective Date, further $ 250,000 (United States Dollars Two Hundred and Fifty Thousand) to the order and the direction of the Optionor.

For the purposes of this Agreement the Optionee is deemed to have fully exercised the 25% Option only once all three obligations described above in points (i), (ii) and (iii) have been completed.

Upon exercise of the 25% Option by the Optionee, the Optionor will immediately proceed to transfer to Optionee, or to the person the Optionee indicates, 25% of all the outstanding shareholding in BEARDMORE.

(b)           50% Option

Subject to the prior and due and complete exercise by the Optionee of the 25% Option in accordance with the paragraph before, the Optionee may exercise the second twenty-five percent (25%) option to acquire an additional 25% interest in the Mineral Rights, in accordance with the terms set out below (hereinafter, the “50% Option”).

In order to exercise the 50% Option the Optionee, within 6 months as from the Effective Date, shall:

(i) have exercised and completed the 25% Option; and

(ii) pay $ 750,000 (United States Dollars Seven Hundred and Fifty Thousand) to the order and the direction of the Optionor; and

(iii) issue 3,500,000 Optionee Shares to the order and the direction of the Optionor, or whoever persons the Optionor indicates.

For the purposes of this Agreement the Optionee is deemed to have fully exercised the 50% Option only once all three obligations described above in points (i), (ii) and (iii) have been completed.

Upon exercise of the 50% Option by the Optionee, the Optionor will immediately proceed to transfer to Optionee, or to the person the Optionee indicates, an additional 25% of all the outstanding shareholding in BEARDMORE.

(c)           75% Option

Subject to the prior and due and complete exercise by the Optionee of the 50% Option in accordance with the paragraph before, the Optionee may exercise the third twenty-five percent (25%) option to acquire an additional 25% interest in the Mineral Rights, in accordance with the terms set out below (hereinafter, the “75% Option”).

In order to exercise the 75% Option the Optionee, within 12 months as from the Effective Date, shall:

(i) have exercised and completed the 50% Option; and

(ii) pay $ 1,250,000 (United States Dollars One Million Two Hundred and Fifty Thousand) to the order and the direction of the Optionor; and

(iii) issue 4,500,000 Optionee Shares to the order and the direction of the Optionor, or whoever persons the Optionor indicates.

For the purposes of this Agreement the Optionee is deemed to have fully exercised the 75% Option only once all three obligations described above in points (i), (ii) and (iii) have been completed.

Upon exercise of the 75% Option by the Optionee, the Optionor will immediately proceed to transfer to Optionee, or to the person the Optionee indicates, an additional 25% of all the outstanding shareholding in BEARDMORE.

(d)           100% Option

Subject to the prior and due and complete exercise by the Optionee of the 75% Option in accordance with the paragraph before, the Optionee may exercise the fourth and final twenty-five percent (25%) option to acquire an additional 25% interest in the Mineral Rights, in accordance with the terms set out below (hereinafter, the “100% Option”).

In order to exercise the 100% Option the Optionee, within 18 months as from the Effective Date, shall:

(i) have exercised and completed the 75% Option; and

(ii) pay $ 2,500,000 (United States Dollars Two Million Five Hundred Thousand) to the order and the direction of the Optionor; and

(iii) issue 5,500,000 Optionee Shares to the order and the direction of the Optionor, or whoever persons the Optionor indicates.

For the purposes of this Agreement the Optionee is deemed to have fully exercised the 100% Option only once all three obligations described above in points (i), (ii) and (iii) have been completed.

Upon exercise of the 100% Option by the Optionee, the Optionor will immediately proceed to transfer to Optionee, or to the person the Optionee indicates, the final and remaining 25% of all the outstanding shareholding in BEARDMORE. Additionally, upon exercise of the 100% Option, the Optionor shall become holder of the one (1) share that currently holds in RIO SANTIAGO as nominee and on trust for the exclusive and sole benefit and interest of the Optionee. The Optionor hereby undertakes to the Optionee at all times to exercise all rights in respect of the share that holds in RIO SANTIAGO strictly in accordance with the Optionee instructions.

On completion of the 100% Option the Optionee shall be the owner of one hundred percent (100%) undivided interest in the Mineral Rights through the direct ownership of 100% of the outstanding shareholding of BEARDMORE and indirect ownership of 100% of the outstanding shareholding of RIO SANTIAGO.

NET RETURNS ROYALTY

3.1           Upon completion by Optionee of the 100% Option, the Optionee shall recognize to the Optionor a 2.5% Net Returns Royalty, where Net Returns Royalty has the meaning set out in Annex II (hereinafter the “NET RETURN ROYALTY”). The NET RETURN ROYALTY will be calculated and paid to the Optionor or to its appointed nominees in accordance with the Annex II.

3.2           As from 90 days from the exercise and completion of the 100% Option, the Optionee shall have the right to acquire 1% of NET RETURN ROYALTY from the Optionor for the total amount of $ 2,000,000 (United States Dollars Two Million).

JOINT VENTURE DEVELOPMENT

4.1           Following the due and complete acquisition by the Optionee of 50% interest in the Mineral Rights under this Agreement and with the Optionee failing to acquire the 100% interest in the Mineral Rights, for any reason whatsoever, the Optionor and the Optionee will thereby be deemed to form a Joint Venture for the purpose of carrying out further development work and production on the Mineral Rights and will, in good faith, negotiate and execute a Joint Venture Agreement, under which the Optionee will be the operator of the mining project to develop. The interest of the Parties in the Mineral Rights shall be the interest of the Parties under the Joint Venture Agreement (hereinafter the “Joint Venture Development”).

4.2           Under the Joint Venture Development, the Optionee shall have the whole responsibility for developing a feasible mining project and all necessary facilities for the extraction, crushing, processing and beneficiation of commercially valuable minerals, including all necessary facilities for compliance with the applicable laws, including environmental laws governing mining activity in Peru (hereinafter the “Feasible Project”). All necessary costs and investment required for the developing of a Feasible Project shall be supported exclusively by the Optionee. Optionor shall have a carried free interest in the Mineral Rights.

4.3           If under the Joint Venture Development, a Feasible Project is not developed within 3 years as from the Effective Date, the Optionee shall pay to the Optionor and advance minimum mining royalty per year of $ 500,000 (United States Dollars Five Hundred Thousand), that will be deducted from the NET RETURN ROYALTY (hereinafter the “Advance Minimum Royalty”).

OBLIGATIONS OF OPTIONOR DURING OPTION PERIOD

5.1           During the 18 months as from the Effective Date, the Optionor will:

a) maintain in good standing the Mineral Rights that are in good standing on the date hereof by the performance of all actions (except for those economic obligations arisen as from the Effective Date of this Agreement, which shall be of the responsibility of the Optionee) which may be necessary under Peruvian law in that regard and in order to keep such Mineral Rights free and clear of all liens and other charges arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee;

b) maintain in good standing both BEARDMORE and RIO SANTIAGO, and the shareholding of both companies free and clear of all liens;

c) restrain from issuing any additional shares or cause to issue any additional shares either in BEARDMORE and/or RIO SANTIAGO;

d) restrain from transferring any of its shares in BEARDMORE and/or in RIO SANTIAGO to any other third party and/or cause to transfer any shares in RIO SANTIAGO to any other third party; and

e) permit the directors, officers, employees and designated consultants of the Optionee, at their own risk, access to the Mineral Rights at all reasonable times, and providing the Optionee agrees to indemnify the Optionor against and to save the Optionor harmless from all costs, claims, liabilities and expenses that the Optionor may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionee while on the Mineral Rights.

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

6.1           During the 18 months as from the Effective Date, the Optionee will:

a) do all work on the Mineral Rights in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority; and

b) indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee’s activities through BEARDMORE and RIO SANTIAGO and/or on the Mineral Rights.

ARBITRATION

7.1           All questions or matters in dispute with respect to the interpretation of this Agreement will, insofar as lawfully possible, be submitted to arbitration pursuant to the terms hereof using “final offer” arbitration procedures.

7.2           It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 10 days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

7.3           On the expiration of such 10 days, the party who gave such notice may proceed to commence procedure in furtherance of arbitration as provided in this Section.

7.4           The party desiring arbitration (the “First Party”) will nominate in writing three proposed arbitrators, and will notify the other party (the “Second Party”) of such nominees, and the other party will, within 10 calendar days after receiving such notice, either choose one of the three or recommend three nominees of its own. All nominees of either party must hold accreditation as either a lawyer, accountant or mining engineer. If the First Party fails to choose one of the Second Party’s nominees then all six names shall be placed into a hat and one name shall be randomly chosen by the president of the First Party and that person if he/she is prepared to act shall be the nominee. Except as specifically otherwise provided in this Section the arbitration herein provided for will be conducted in accordance with the UNCITRAL Arbitration Rules and the place of arbitration shall be Reno, Nevada, United States of America. The parties shall thereupon each be obligated to proffer to the Arbitrator within 21 calendar days of his/her appointment a proposed written solution to the dispute and the arbitrator shall within 10 calendar days of receiving such proposals choose one of them without altering it except with the consent of both parties.

7.5           The expense of the arbitration will be paid as specified in the award.

7.6           The parties agree that the award of the arbitrator will be final and binding upon each of them.

DEFAULT AND TERMINATION

8.1           If at any time during the term of this Agreement either party fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the other party may terminate this Agreement (without prejudice to any other rights it may have) providing:

(i)	it first gives to the party allegedly in default a notice of default containing particulars of the obligation which such has not performed, or the warranty breached;

(ii)
the other party does not dispute the default, then if it is reasonably possible to cure the default without irreparable harm to the non-defaulting party, the defaulting party does not, within 30 calendar days after delivery of such notice of default, cure such default by appropriate payment or commence to correct such default and diligently prosecute the matter until it is corrected.

NOTICES

9.1           All notices and other communications in connection with this Agreement must be in writing and given by (i) hand delivery (ii) through a major international courier service, or (iii) facsimile transmissions, in each case addressed as specified below or in any subsequent notice from the intended recipient to the party sending the notice. Such notices and communications will be effective upon delivery if delivered by hand, upon receipt if sent by international courier service, or upon receipt if sent by facsimile transmission. Notices shall be addressed as follows:

AMAZON
200 South Virginia Street, 8th floor,
Reno, Nevada,
United States of America
Fax: (775) 686 2401

TEMASEK
Suite 1-A, #5, Calle Eusebio A. Morales,
El Cangrejo, Panama City,
Panama
Fax: (507) 264 7521

GOVERNING LAW

10.1           This assignment agreement and any dispute arising hereunder will be governed by the laws of the state of Nevada, United States of America, without giving effect to the conflict of laws provisions thereof.

10.2           Each of the Optionor and the Optionee hereby irrevocable submits to the exclusive jurisdiction of the courts of the state of Nevada, United States of America, in respect of any action or proceeding brought against it by the Optionor or the Optionee, respectively, arising under this Agreement.

ENTIRE AGREEMENT

11.1           This Agreement represents the final agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.

EXECUTION IN COUNTERPARTS

11.2           This Agreement is executed in two (2) counterparts and by the Parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and both of which when taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

TEMASEK INVESTMENTS INC.	AMAZON GOLDSANDS LTD.
By: /s/ Marisela Simmons Marisela Simmons	By: /s/ Hector Luis Ponte Hector Luis Pointe

ANNEX I

Name	Area (ha)	Departament	Province	District	Observation
Bianka 1	1000	Loreto	Datem del Marañon	Manseriche
Bianka 2	1000	Loreto	Datem del Marañon	Manseriche
Bianka 3	900	Loreto	Datem del Marañon	Manseriche
Bianka 4	1000	Loreto	Datem del Marañon	Manseriche
Bianka 6	1000	Loreto	Datem del Marañon	Manseriche
Bianka 7	1000	Loreto	Datem del Marañon	Manseriche
Dalma 1	1000	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Dalma 2	1000	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Dalma 3	1000	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Dalma 4	800	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Dalma 5	500	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Dorotea 1	1000	Loreto	Datem del Marañon	Manseriche
Dorotea 2	900	Loreto	Datem del Marañon	Manseriche
Dorotea 3	1000	Loreto	Datem del Marañon	Manseriche
Dorotea 4	800	Loreto	Datem del Marañon	Manseriche
Dorotea 5	1000	Loreto	Datem del Marañon	Manseriche
Dorotea 6	1000	Loreto	Datem del Marañon	Manseriche	Partially overlap Zona de Amortiguamiento ANP
Dorotea 7	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP

N
S
W
E
9520000
9510000
9500000
9490000
9480000
9470000
9460000
190000
210000
230000
250000
270000
Legend
Other Companies Properties
Rio Santiago Minerales SAC Properties
Property Map
Rio Santiago Minerales
10,000 5,000 0 10,000
Meters

Name	Area (ha)	Department
Bianka 1	1000	Loreto
Bianka 2	1000	Loreto
Bianka 3	900	Loreto
Bianka 4	1000	Loreto
Bianka 6	1000	Loreto
Bianka 7	1000	Loreto
Dalma 1	1000	Amazonas
Dalma 2	1000	Amazonas
Dalma 3	1000	Amazonas
Dalma 4	800	Amazonas
Dalma 5	500	Amazonas
Doroteo 1	1000	Loreto
Doroteo 2	900	Loreto
Doroteo 3	1000	Loreto
Doroteo 4	800	Loreto
Doroteo 5	1000	Loreto
Doroteo 6	1000	Loreto
Doroteo 7	1000	Loreto

Number of tenements 18

Total Area (ha) 16900

ANNEX II

NET RETURNS ROYALTY

Pursuant to the Agreement to which this Exhibit is attached, Optionee (for the purposes herein the “Payee”) will be entitled to a royalty equal to 2.5% of net returns (the “Net Returns Royalty”) payable by Optionor (“Payor”) as set forth below.

Net Returns Royalty

A.                      “Net Returns Royalty” means the aggregate of:

1.	all revenues from the sale or other disposition of ores, concentrates or minerals produced from the mineral properties arisen as from the Mineral Rights (the “Properties”); and

2.
all revenues from the operation, sale or other disposition of any facilities the cost of which is included in the definition of “Operating Expenses”, “Capital Expenses” or “Exploration Expenses”; less (without duplication) Working Capital, Operating Expenses, Capital Expenses and Exploration Expenses.

B.                      “Working Capital” means the amount reasonably necessary to provide for the operation of the mining operation on the Properties and for the operation and maintenance of the Facilities for a period of six months.

C.                      “Operating Expenses” means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable directly or indirectly in connection with Commercial Production from the Properties and in connection with the maintenance and operation of the Facilities, all in accordance with generally accepted accounting principles, consistently applied, including, without limiting the generality of the foregoing, all amounts payable in connection with mining, handling, processing, refining, transporting and marketing of ore, concentrates, metals, minerals and other products produced from the Property, all amounts payable for the operation and maintenance of the Facilities including the replacement of items which by their nature require periodic replacement, all taxes (other than income taxes), royalties and other imposts and all amounts payable or chargeable in respect of reasonable overhead and administrative services.

D.                      “Capital Expenses” means all expenses, obligations and liabilities of whatsoever kind (being of a capital nature in accordance with generally accepted accounting principles) incurred or chargeable, directly or indirectly, with respect to the development, acquisition, redevelopment, modernization and expansion of the Properties and the Facilities, including, without limiting the generality of the foregoing, interest thereon from the time so incurred or chargeable at a rate per annum from time to time equal to prime rate established by the Bank of America, New York Branch, New York, plus 2 percent per annum, but does not include Operating Expenses nor Exploration Expenses.

E.                      “Exploration Expenses” means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable, directly or indirectly, in connection with the exploration and development of the Properties including, without limiting the generality of the foregoing, all costs reasonably attributable, in accordance with generally accepted accounting principles, to the design, planning, testing, financing, administration, marketing, engineering, legal, accounting, transportation and other incidental functions associated with the exploration and mining operation contemplated by this agreement and with the Facilities, but does not include Operating Expenses nor Capital Expenses.

F.                      “Facilities” means all plant, equipment, structures, roads, rail lines, storage and transport facilities, housing and service structures, real property or interest therein, whether on the Properties or not, acquired or constructed exclusively for the mining operation on the Properties contemplated by this Agreement (all commonly referred to as “infrastructure”).

G.                      “Commercial Production” means the operation of the Properties or any portion thereof as a producing mine and the production of mineral products therefrom (but does not include bulk sampling, pilot plant or test operations).

Payment

Net Returns shall be calculated for each calendar quarter in which Net Returns are realized, and payment as due hereunder shall be made within 30 days following the end of each such calendar quarter. Such payments shall be accompanied by a statement summarizing the computation of Net Returns and copies of all relevant settlement sheets. Such quarterly payments are provisional and subject to adjustment within 90 days following the end of each calendar year.  Within ninety days after the end of each calendar year, Payor shall deliver to Payee an unaudited statement of royalties paid to Payee during the year and the calculation thereof. All year end statements shall be deemed true and correct six months after presentation, unless within that period Payee delivers notice to Payor specifying with particularity the grounds for each exception.  Payee shall be entitled, at Payees’s expense, to an annual independent audit of the statement by a national firm of chartered accountants, only if Payee delivers a demand for an audit to Payor within four months after presentation of the related year-end statement.